UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    September 9, 2008

C.E. ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Nevada	98-0528416
(State of incorporation)	(IRS Employer ID Number)

601 Union Street, Two Union Square, 42nd Floor, Seattle WA, 98101
(Address of principal executive offices)

     (206) 652-3382
(Issuer's telephone number)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of September 9, 2008, Mr. George Daschko resigned as President and member of the Board of Directors (the “Board”) of CE Entertainment, Inc. (the “Registrant”) for personal reasons.

Simultaneously, Mr. Alexander Hornostai, the Registrant's current Secretary, Treasurer and Chief Financial Officer was appointed the Registrant's President and Mr. Dmitriy Ruzhytskiy was appointed as member of the Board of Directors to fill the vacancy created by the resignation of Mr. George Daschko.

Mr. Alexander Hornostai has been our Secretary, Treasurer, and a Director since our incorporation in January 2007. From 2000 to date, Mr. Hornostai has served as the General Managing Director of the Kiev Philharmonic Orchestra. In addition, from 2003 to 2005 he was the Musical Editor and Manager of a TV project for the 1st National Channel, a Ukrainian television broadcast that produced 45 episodes, and in 2003 and 2004 he was a Councilor for the President of the National Radio Company of the Ukraine. From 1998 to 2000 Mr. Hornostai served as Deputy General Manager and Artistic Director of the National Symphony Orchestra of Ukraine. From 1994 to 1998, Mr. Hornostai was the Manager and Executive Assistant to the General Manager and Artistic Director of the National Symphony Orchestra of Ukraine. Mr. Hornostai studied at the Kosenko Musical College and completed his studies in 1978. From 1978 until 1983, Mr. Hornostai studied at the Kiev State Conservatory.

Since November 2007, Mr. Dmitriy Ruzhytskiy has served as a sales manager for Polfrost internationale Spedition Sp. z. o. o. From October 2006 until to his engagement with Polfrost, Mr. Ruzhytskiy was employed by Siopt Ltd. as a logistics and import manager. Mr. Ruzhytskiy studied at the Ukrainian academy of foreign trade and completed his studies in economics and business receiving a bachelor's degree from the faculty of foreign economy and management. From 2007 until 2008, Mr. Ruzhytskiy studied at the Ukrainian State University of Finance and International Trade receiving a master's degree in International Finance.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CE ENTERTAINMENT, INC.

Dated: September 9, 2008	By:	/s/ Alexander Hornostai
Alexander Hornostai
Chief Executive Officer, Secretary,
Treasurer, Chief Financial Officer
and Director